NEWS



Contact:    Russell H. Plumb
            Chief Financial Officer
            (404) 296-5595


                 SEROLOGICALS EXPECTS LOSS IN THIRD QUARTER
                  AND TO RECORD CERTAIN ONE TIME CHARGES

ATLANTA (Sept. 8, 1999) - Serologicals Corporation (Nasdaq/NM: SERO) today announced that shipping delays and other product-related issues could have a negative impact on pre-tax earnings of up to $9 million for the three months ended September 26, 1999, which would result in the Company recording a net loss for that period. Of this amount, approximately $4 million relates to shipments of approximately $15-$20 million in revenue that will likely be deferred from the third quarter to the fourth quarter of 1999. This delay was due to certain product testing issues at the Company's laboratory in Atlanta that have now been resolved. The other product-related issues involve the return of certain shipments from a customer due to non-conforming specifications and potential losses relating to a shipment of an unsuitable unit of plasma.

     The Company also announced that it expects to record non-cash charges in the third quarter of up to $6.7 million, pre-tax, related to the cancellation of a custom software development project, which the Company anticipates replacing with another software solution, and the potential disposition of its clinical trial site operation.

     In the year-earlier quarter, Serologicals reported net income of $4.1 million, or $0.16 per share diluted.

     Serologicals Corporation, headquartered in Atlanta, is a leading worldwide provider of biological materials and services to major healthcare companies. The Company provides value-added antibody-based products that are used as the active ingredients in therapeutic products for the treatment and management of diseases such as Rh incompatibility in newborns, rabies and hepatitis and in diagnostic products such as blood typing reagents and diagnostic test kits. Additionally, the Company, through its protein fractionation facility, provides a variety of proteins used in the manufacturing of diagnostic reagents and tissue culture media components for use as additives in biotech products.

     This release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding expected losses for the third quarter and the reasons therefor; the expected timing of shipments; potential customer returns or claims; expected one time charges, the reasons therefor; and an anticipated replacement of a software solution. These forward-looking statements are subject to certain risks, uncertainties and other factors, including, the ability to ship product on a timely basis; the Company's ability to continue to attract and retain qualified donors; the ability to reach an agreement with another software vendor; the impact of competition; changes in government and industry mandated regulations or customer specifications, and changes in the markets for the Company's products and services, which could cause actual results to differ materially. Additional information on factors that could potentially affect the Company or its financial results may be found in the Company's filings with the Securities and Exchange Commission.

     Serologicals and Pentex are registered trademarks of Serologicals Royalty Company.
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